Exhibit 10.16

ARCHERDX, INC.
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 29, 2019 (the “Effective Date”), by and between ArcherDX, Inc., a Delaware corporation (the “Company”), and Steven Kafka, an individual (the “Executive Chairman”).
1.    Appointment as Executive Chairman; Services. Effective upon the Effective Date, Dr. Kafka shall be appointed by the Board of Directors of the Company (the “Board”) as Executive Chairman of the Company. The Executive Chairman’s duties to the Company as Executive Chairman and Director are set forth on Exhibit A attached hereto and in the Bylaws of the Company, and shall include, without limitation, continued service on Board as Executive Chairman and Director, reasonable efforts to attend all Board meetings in person or via teleconference, participation in Board and management conference calls as appropriate, availability to the Company at mutually convenient times and places, and attendance at agreed upon external meetings and presentations, in each case subject to the power of the Board to expand or limit such duties and responsibilities (collectively, the “Services”). The Executive Chairman agrees in consideration for the Executive Chairman Fee to be available to provide and provide up to, and no more than, an average of thirty-two (32) hours per month of Services to the Company each calendar quarter. For the avoidance of doubt, the Executive Chairman has no obligation to provide Services as Executive Chairman or as a Director beyond an average of thirty-two (32) hours per month per each calendar quarter.
2.    Compensation.
2.1    Fee. The Executive Chairman shall receive $100,000 on an annualized basis, paid quarterly (the “Executive Chairman Fee”). The Executive Chairman Fee is inclusive to secure the Executive Chairman’s availability to provide and for all Services provided by the Executive Chairman as described and limited in Section 1 of this Agreement.
2.2    Stock Option. Subject to approval by the Board of Directors of the Company, the Company will grant to the Executive Chairman, pursuant to the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”), an option to purchase 550,000 shares (the “Shares”) of the Company’s common stock at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). Subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement in the form attached hereto as Exhibit C, assuming the Executive Chairman’s continued service to the Company hereunder as of each vesting date, the Shares underlying the Option shall vest and become exercisable over a three year period as follows: (i) 34% of the original number of Shares (187,000) will vest on the first anniversary of the Effective Date; and (ii) an additional 2.75% of the original number of Shares (15,125) will vest on the 29th day of each subsequent month following the first anniversary of the Effective Date for the next twenty-four (24) successive months such that all the Shares underlying the Option will be fully vested on the third anniversary of the Effective Date; provided that any unvested Shares will vest in full immediately prior to the closing of a Sale (as defined in the option agreement). The Executive Chairman shall be eligible for additional option grants as determined in the sole discretion of the Board.

2.3    Expenses. The Company shall reimburse the Executive Chairman for all documented reasonable travel and other out-of-pocket expenses incurred in connection with the rendering of any Services.
3.    Independent Contractor Relationship. Subject to the Executive Chairman’s fiduciary relationship to the Company as a member of the Board, the Executive Chairman’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employee relationship. The Executive Chairman is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Executive Chairman is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Executive Chairman’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to the Executive Chairman by filing Form 1099-MISC with the Internal Revenue Service as required by law and/or make such other reports as deemed necessary or appropriate by the Company under applicable laws.
4.    Disclosure and Assignment of lntellectual Property.
4.1    Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all confidential and proprietary information of the Company including, without limitation, technical and non-technical information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and information of the Company concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or the Executive Chairman in the course of the Company’s business.
4.2    Intellectual Property. “Intellectual Property” means any and all art, discoveries, improvements, developments, inventions (whether or not patentable) methods, processes, works of authorship and technologies and all related know-how, designs, trademarks, formulae, manufacturing techniques, trade secrets, ideas, artwork, software or other work, that the Executive Chairman, solely or jointly with others, makes, conceives or reduces to practice within the scope of the Executive Chairman’s work for the Company under this Agreement. Executive Chairman hereby assigns all right, title and interest of every kind and nature whatsoever in and to the Intellectual Property and the Intellectual Property shall be the sole and exclusive property of the Company. Executive Chairman shall disclose to the Company promptly after its conception all Intellectual Property. Notwithstanding anything to the contrary contained in this Agreement, Intellectual Property does not include any and all art, discoveries, improvements, developments, inventions (whether or not patentable) methods, processes, works of authorship and technologies and all related know-how, designs, trademarks, formulae, manufacturing techniques, trade secrets, ideas, artwork, software or other work, that the Executive Chairman, solely or jointly with others, makes, conceives or reduces to practice, without the use or inclusion of Confidential Information, in connection with, relating to or arising out of services the Executive Chairman provides to or his relationship with the Current Affiliates (as defined in Exhibit B, attached hereto and incorporated by reference).
4.3    Assistance. The Executive Chairman agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and the Executive Chairman agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement with respect thereto. If called upon to render assistance under this paragraph after the term of this Agreement, the Executive Chairman will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company. In the event that the Company is unable for any reason to secure the Executive Chairman’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations-in-part thereof), after a written demand is made therefore upon the Executive Chairman (which shall refer to the provisions of this paragraph), the Executive Chairman hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive Chairman’s agents and attorneys-in-fact to act for and in the Executive Chairman’s behalf and instead of the Executive Chairman, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by the Executive Chairman.
4.4    Defend Trade Secrets Act Notice of Immunity Rights. The Executive Chairman acknowledges that the Company has provided the Executive Chairman with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Executive Chairman shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Executive Chairman shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Executive Chairman files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive Chairman may disclose the Confidential Information to the Executive Chairman’s attorney and use the Confidential Information in the court proceeding, if the Executive Chairman files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.
5.    No Conflict of Interest. During the term of this Agreement, Executive Chairman agrees that prior to performing any services for or otherwise participating in a company developing or commercializing services, methods or products that may be competitive with the Company, Executive Chairman shall promptly notify the Company in writing. It is understood that in such event, the Company will review whether Executive Chairman’s activities are consistent with Executive Chairman remaining a member of the Board. Notwithstanding the foregoing, the Company acknowledges and agrees that the Executive Chairman may maintain interests in the Current Affiliates and continue affiliations or relationships with and provide services to the Current Affiliates. This Agreement is subject to the terms and conditions and agreements governing the Executive Chairman’s affiliations and relationships with the Current Affiliates. The Executive Chairman represents that nothing in this Agreement currently conflicts with the Executive Chairman’s obligations to the Current Affiliates or would otherwise prevent Executive Chairman from performing his obligations under this Agreement.
6.    Term and Termination.
6.1    Term. The term of this Agreement shall be the period from the Effective Date to the earliest of the following, subject to compliance with applicable law and the Company’s governing documents: (a) the earlier death, removal or resignation of the Executive Chairman from his position as Executive Chairman of the Board or (b) termination of this Agreement in accordance with this Section 6.
6.2    Termination. Either party may terminate this Agreement with thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree. Notwithstanding anything to the contrary contained in this Agreement, the Executive Chairman may terminate this Agreement immediately upon his resignation from his position as Executive Chairman of the Board and either party may terminate this Agreement immediately upon the Executive Chairman providing notice of a conflict of interest under Section 5.
6.3    Survival. The rights and obligations contained in Sections 4, 5, 6.3, 7 and 8 will survive any termination of this Agreement.
7.    Restrictive Covenants.
7.1    Non-solicitation. During the term of this Agreement, and for a period of one year following the termination of this Agreement, the Executive Chairman agrees not to, directly or indirectly, solicit or induce any employee, independent advisor, independent contractor or customer of the Company to terminate or breach any employment, contractual or other relationship with the Company
7.2    Non-competition. During the term of this Agreement, and for a period of one year following the termination of this Agreement (except as provided below), the Executive Chairman will not, without the prior written consent of the Company, which may be withheld at the Company’s sole discretion, directly or indirectly, for the Executive Chairman’s own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during the period the Executive Chairman is the Executive Chairman of the Board (the “Business”); (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services the Executive Chairman performed for the Company at any time during the Executive Chairman’s engagement with the Company or (y) in which the Executive Chairman could reasonably be expected to use or disclose Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, the Current Affiliates (as defined in Exhibit B, attached hereto and incorporated by reference), individually and collectively, are deemed not to be a Business and this Section 7.2 shall not apply to the Executive Chairman with respect to any interest, position, employment, affiliation or relationship the Executive Chairman has or may have in or with any of the Current Affiliates and the Executive Chairman may maintain interests in and continue affiliations and relationships with the Current Affiliates. In addition, but without limiting the generality of the foregoing, except for the Executive Chairman’s current or future interest in or position, employment, affiliation or relationship with Thrive Sciences, Inc. or other Current Affiliates and except as otherwise agreed to in writing by the Company, the Executive Chairman covenants and agrees during the term of this Agreement not to enter into any consulting or employment relationship in the field of NGS assays and in vitro diagnostics with any third party commercial entity.
8.    Miscellaneous.
8.1    Successors and Assigns. Due to the personal nature of the Executive Chairman Services to be rendered by the Executive Chairman, the Executive Chairman may not assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Executive Chairman. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.
8.2    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission or e-mail upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page hereto or such other address as either party may specify in writing.
8.3    Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Delaware without reference to rules of conflicts of law.

8.4    Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
8.5    Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.
8.6    Entire Agreement. This Agreement and the Nonstatutory Stock Option Agreement dated July 18, 2018, any option agreement describing the terms set forth in Section 2.2 of this Agreement and the Company’s 2015 Stock Incentive Plan constitute the entire agreement between the parties relating to this subject matter and supersede all prior and contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by the Executive Chairman for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first written above.

ARCHERDX, INC.

By:	/s/ Jason Myers
Name: Jason Myers
Title: CEO
Address: 2477 55th Ste 202 Boulder CO 80301

EXECUTIVE CHAIRMAN:

By:	/s/ Steven Kafka
Name: Steven Kafka
Address: [Intentionally Omitted]
Phone: [Intentionally Omitted]
Email: [Intentionally Omitted]

SIGNATURE PAGE TO SERVICES AGREEMENT